Exhibit 99

Environmental Elements Corporation	For Immediate Release
EEC	Contact: Lawrence Rychlak
President & CFO
410-368-7007

news release

Environmental Elements Corporation announces a $9.3 million

contract award and releases fourth quarter earnings

BALTIMORE, MD (7/2/04) — Environmental Elements Corporation (OTC: EECP) announced today that its UK subsidiary has received an order with a value of approximately $9,300,000. The contract is with a leading steel manufacturer in the UK and is for the design, engineering and supply of a new electrostatic precipitator and the major refurbishment of an existing precipitator both of which are to be installed at a plant located in Wales. The new precipitator is scheduled for commissioning in the spring of 2005 and will be followed by the refurbished unit which will start up in the fall of next year.

“This contract award demonstrates EEC’s ability to supply cost-effective technology solutions to address the markets particulate control requirements and affirms our leadership position within the UK market by building upon the previously established maintenance and services platform,” commented Lawrence Rychlak, President and CFO.

EEC also released its fourth quarter earnings which reported a net loss of $230,000 or ($.03) per share on sales of $4.9 million for the quarter ended March 31, 2004. During the comparable period last year, EEC reported a net loss of $1,454,000 or ($.20) per share on sales of $10.8 million.

For the full fiscal year, the net loss was $533,000 or ($.07) per share, on sales of $27.5 million, as compared with a net loss of $3.7 million, or ($.51) per share, on sales of $43.7 million for the same period last year.

“The Company has made considerable strides in lowering its overall cost structure as evidenced by the smaller loss that we experienced on revenues that were significantly lower from those of the prior period,” said Mr. Rychlak. “Thus, we feel that we are well positioned to return to profitability as our customers’ spending on air pollution control equipment and services begins to return to historical levels.”

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Environmental Elements Corporation is a solutions-oriented, global provider of innovative technology for plant services, air pollution control equipment and complementary products. The company has served a broad range of customers in the power generation, pulp and paper, waste-to-energy, rock products, metal and petrochemical industries for over 55 years.

Certain of the statements included in this news release are forward-looking statements. These statements involve risks and uncertainties that could cause the actual results to differ from those expressed in or implied by such statements. These factors include the loss of bookings, increased competition, changes in environmental regulations, and other factors. Information on factors that could affect the Company’s financial results is set forth in the Company’s filings with the Securities and Exchange Commission, including reports filed on Form 10-K.

Environmental Elements Corporation

Summary Consolidated Financial Data

(Unaudited)

	Three Months Ended March 31,		Twelve months Ended March 31,
In thousands, except per-share data	2004	2003	2004	2003
Sales	$4,879	$10,813	$27,496	$43,718
Cost of sales	4,609	10,996	26,790	41,737

Gross profit (loss)	270	(183)	706	1,981

Selling, general and administrative expenses	(820)	(1,119)	(3,576)	(5,125)
Gain on lease assignment	—	—	1,939	—
Gain on debt restructuring	—	—	562	—

Operating loss	(550)	(1,302)	(369)	(3,144)

Interest and other expense, net	320	(152)	(158)	(542)

Loss before income taxes	(230)	(1,454)	(527)	(3,686)

Provision for income taxes	—	—	6	—

Net loss	$(230)	$(1,454)	$(533)	$(3,686)

Loss per share:
Basic	$(0.03)	$(0.20)	$(0.07)	$(0.51)

Diluted	$(0.03)	$(0.20)	$(0.07)	$(0.51)

Weighted average common shares outstanding:
Basic	7,283	7,249	7,282	7,249

Diluted	7,283	7,249	7,282	7,249

Backlog, end of period	$5,610	$12,890